NON-QUALIFIED STOCK OPTION
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RALSTON PURINA COMPANY (the "Company"), effective September 21, 2000 grants this
Non-Qualified Stock Option to __________ ("Optionee") to purchase a total of ________shares of Common Stock of the Company ("Common Stock") at a price of $22.25 per share pursuant to its 1999 Incentive Stock Plan (the "Plan").
Subject to the provisions of the Plan and the following terms, Optionee may exercise this Option from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of Common Stock at their Fair Market Value as determined by the Human Resources Committee, or both.

1.     Normal  Exercise.   This Option becomes exercisable at the rate of 25% of
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the total shares on September 21 in each of the years 2002, 2003, 2004 and 2005.
This Option remains exercisable through September 20, 2010 unless Optionee is no longer employed by the Company, in which case the Option is exercisable only in accordance with the provisions of paragraph 3 below.

2.     Acceleration.  Notwithstanding  the  above,  any  shares  not  previously
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forfeited  under  this  Option  will  become fully exercisable before the normal exercise dates set forth in paragraph 1 hereof upon the occurrence of any of the following events while Optionee is employed by the Company:

     a.    death  of  Optionee;

     b. declaration, by the Committee, of Optionee's total and permanent disability;

     c. the voluntary termination of employment of Optionee (i) at or after age 55 with 15 years of service with the Company or its Affiliates; or (ii) at or after age 62;

     d.    a  Change  of  Control;  or

     e. the involuntary termination of employment of Optionee, other than a termination for any of the following reasons: Termination for Cause, Optionee's engaging in competition with the Company or an Affiliate, or Optionee's engaging in any activity or conduct contrary to the best interests of the Company or any Affiliate.
           For purposes of this Option, involuntary termination shall include
           (i) Optionee's involuntary termination of employment with the Company or an Affiliate which employs Optionee; or (ii) the sale or other disposition of a majority of the stock or assets of an Affiliate which employs Optionee. In no event shall transfers of employment between the Company and any of its Affiliates, or the creation of a class of stock of the Company which tracks the performance of an Affiliate, be deemed to constitute an involuntary termination of employment.

3.     Exercise  After Certain Events.  Upon the occurrence of any of the events
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described  below,  any  shares  that  are exercisable upon such occurrence shall remain exercisable during the period stated below, but, in any event, not later than September 20, 2010:

     a. If Optionee's employment is terminated due to declaration of total and permanent disability, voluntary termination at or after the time set forth in paragraph 2(c)(i) or (ii), or involuntary termination of employment (other than for events described in Sections IV.A.1, 3 or 4 of the Plan), such shares that are exercisable shall remain exercisable for five years thereafter;

     b. If Optionee's employment is terminated due to death, such shares that are exercisable shall remain exercisable for three years thereafter;

     c. If Optionee's employment is terminated voluntarily prior to the time set forth in paragraph 2(c) (i) or (ii), such shares that are exercisable shall remain exercisable for six months after such voluntary termination;

     d. When, prior to a Change of Control, there has been a declaration of forfeiture pursuant to Section IV of the Plan because Optionee's employment is Terminated for Cause, Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven days after such declaration; or

     e. After a Change of Control, if Optionee's employment is Terminated for Cause, Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven days after a declaration that any of such events has occurred.

4.     Forfeiture.  Prior  to  a  Change of  Control, this Option is subject to
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forfeiture for the reasons set forth in Section IV.A.1, 3 or 4 of the Plan.  If there is a declaration of forfeiture, those shares that are exercisable at the time of the declaration may be exercised as set forth in paragraph 3 hereof;
all other  shares  are  forfeited.

5.     Definitions.  Unless  otherwise  defined  in  this  Non-Qualified  Stock
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Option,  defined  terms  used herein shall have the same meaning as set forth in the  Plan.

           "Change of Control" shall occur when (i) a person, as defined under securities laws of the United States, acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

           "Eligible Optionee" shall mean an Optionee who is actively at work at, or on an approved leave of absence from, the Company or an Affiliate at the time of exercise of an Eligible Option.

           "Eligible Option" shall mean an outstanding Option, held by an Eligible Optionee, which has a remaining term of at least one year.

6.     Severability.  The invalidity or unenforceability of any provision hereof
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in  any  jurisdiction  shall  not  affect  the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Non-Qualified Stock Option, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or unenforceable in any respect. If any provision of this Option is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

7.     Grants of Restoration Options.      If Optionee exercises this Option by
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tendering shares  of  Common Stock that have been held for at least six months, and if Optionee is an Eligible Optionee and the Option qualifies as an Eligible Option at the time of such exercise, then Optionee shall be entitled to a grant of a Restoration Option to purchase a number of shares of Common Stock equal to the number of shares so tendered. Such Restoration Option shall permit the Optionee to purchase shares of Common Stock of the Company at an exercise price equal to the New York Stock Exchange - Composite Transactions closing price on the date of grant, and shall be subject to such other terms and conditions as the Human Resources Committee of the Board shall determine.




ACKNOWLEDGED  AND  ACCEPTED:          RALSTON  PURINA  COMPANY

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Optionee
                                     By:---------------------------
-------------------------               W. P. McGinnis,
Date                                    Chief  Executive  Officer